United States Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2006
P. H. Glatfelter Company
(Exact name of registrant as specified in its charter)

Pennsylvania	1-3560	23-0628360

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
96 South George Street, Suite 500
York, Pennsylvania 17401
(Address of principal executive offices) (Zip Code)
(717) 225-4711
(Registrant’s telephone number, including area code)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On April 3, 2006, P. H. Glatfelter Company (the “Company”), certain of its subsidiaries as borrowers (together with the Company, the “Borrowers”) and certain of its subsidiaries as guarantors entered into a Credit Agreement (the “Credit Agreement”) with certain banks (the “Banks”), PNC Bank, National Association, as agent for the banks under the Credit Agreement (the “Agent”), PNC Capital Markets LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners, and Credit Suisse Securities (USA) LLC, as syndication agent. The description of the terms of the Credit Agreement contained in Item 2.03 below is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement
     On April 3, 2006, simultaneous with entering into the Credit Agreement, the terms of which are described in Item 2.03 below, the Company terminated its existing $125,000,000 revolving credit facility (the “Prior Credit Facility”) evidenced by that certain Credit Agreement, dated as of June 24, 2002, among the Company, certain of its subsidiaries as borrowers and party thereto, certain financial institutions party thereto (the “Existing Banks”) and Deutsche Bank AG New York Branch, as agent for the Existing Banks. In connection with the termination of the Prior Credit Facility, the Company repaid in full all of its obligations under the Prior Credit Facility. The lending commitments under the Prior Credit Facility were scheduled to expire on June 24, 2006. The Agent under the Credit Agreement was an Existing Bank under the Prior Credit Facility.

Item 2.01	Completion of Acquisition of Assets
     On April 3, 2006, the Company completed the acquisition from NewPage Corporation and Chillicothe Paper Inc., a wholly owned subsidiary of NewPage Corporation, of certain assets constituting NewPage Corporation’s carbonless business operation for $80 million in cash plus an estimated working capital adjustment of $1.8 million, subject to certain post-closing adjustments, and the assumption of certain liabilities. The business acquired includes a 440,000 tons per year paper making facility in Chillicothe, Ohio, together with a Fremont, Ohio-based coating operations (collectively, “Chillicothe”). For the year ended December 31, 2005, revenue for Chillicothe totaled approximately $441.5 million and Chillicothe employees total approximately 1,700. The Company used a portion of the proceeds of the credit facility evidenced by the Credit Agreement described in Item 2.03 below to finance the acquisition.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     Pursuant to the Credit Agreement, the Borrowers may borrow, repay and reborrow revolving credit loans (the “Revolving Loans”) in an aggregate principal amount not to exceed $200 million outstanding at any time (the “Revolving Facility”), and, on April 3, 2006, the Banks made a term loan to the Borrowers in the principal amount of $100 million (the “Term Loan”). Under the Revolving Facility, the Borrowers may request (i) letters of credit in an aggregate face amount not to exceed $20 million and (ii) Swing Loans (as defined in the Credit Agreement) in an aggregate principal amount not to exceed $20 million. Under the Credit Agreement, the Borrowers also have the option to request of the Agent, subject to the approval of the Banks, that the maximum principal amount of the Revolving Facility be increased from $200 million up to a maximum of $250 million. All borrowings under the Credit Agreement are unsecured.
     In addition to the Term Loan, on April 3, 2006, the Company borrowed approximately $56 million under the Revolving Facility. The initial proceeds of the Revolving Loans and the proceeds of the Term Loan were applied by the Borrowers to (i) payoff their existing indebtedness under the Company’s existing $125 million revolving credit facility, and (ii) pay the purchase price for the Company’s acquisition of certain assets of NewPage Corporation and Chillicothe Paper Inc. In addition, the Borrowers are permitted under the Credit Agreement to use the proceeds of the Revolving

Loans and the Term Loan Facility for their general corporate purposes and working capital needs and to finance future permitted acquisitions.
     Borrowing rates for the Term Loan and the Revolving Loans are determined at the Borrowers’ option at the time of each borrowing at a base rate, which is equal to the greater of the prime rate or the Federal funds rate plus 0.5%, or a Euro-Rate based generally on the London Interbank Offer Rate plus a specified margin. The margin is based on the corporate credit ratings of the Company determined by Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. All Swing Loans bear interest at the base rate. In addition, Borrowers are required to pay customary commitment fees in connection with the unused portion of the Revolving Facility and customary fees for use of letters of credit.
     All principal outstanding under the Revolving Facility will be due and payable on April 2, 2011. Interest accrued on outstanding amounts under the Revolving Facility will be payable quarterly. Repayment of the Term Loan and interest accrued thereon will be made in quarterly installments with a balloon payment on April 2, 2011.
     The Banks require that the Borrowers also make mandatory prepayments of the Term Loan utilizing a certain percentage of the proceeds from (i) Material Sales of Assets (as defined in the Credit Agreement), (ii) a Material Recovery Event (as defined in the Credit Agreement) to the extent such proceeds are not applied by the Borrowers to repair or restore damaged property within 180 days following the Borrowers’ receipt of such proceeds, (iii) the incurrence of additional indebtedness or (iv) the issuance of any equity securities pursuant to any private placement or public sale by the Borrowers.
     The Borrowers have the right to prepay the Term Loan and the Revolving Loans in whole or in part without premium or penalty, subject to timing conditions related to the borrowing rate chosen by the applicable Borrower.
     The Credit Agreement contains representations, warranties and covenants customary for financings of this type including, without limitation, financial covenants under which the Borrowers are obligated to maintain a minimum consolidated net worth, a maximum ratio of consolidated debt to consolidated adjusted EBITDA and a minimum ratio of consolidated adjusted EBITDA to consolidated interest expense, and covenants limiting the ability of the Borrowers and subsidiary guarantors to (i) incur debt and guaranty obligations, (ii) incur liens, (iii) make loans, advances, investments and acquisitions, (iv) merge or liquidate, (v) sell or transfer assets, or (vi) engage in transactions with affiliates.
     The Credit Agreement also contains customary events of default, including, without limitation, (i) failure to pay principal, interest or fees when due; (ii) material breach of representations or warranties, (iii) covenant default, (iv) cross-default to other debt in excess of an agreed amount, (v) a change in control, (vi) insolvency or bankruptcy, and (vii) monetary judgment default in excess of an agreed amount. If an event of default under the Credit Agreement occurs and is continuing, then the Agent may declare outstanding obligations under the Credit Agreement immediately due and payable.
     In addition to its functions under the Credit Agreement and the Prior Credit Facility, the Agent performs certain general banking services for the Company. In addition, Credit Suisse, an affiliate of certain parties to the Credit Agreement, performs certain investment banking and financial advisory services for the Company. All services provided to the Company by the Agent and Credit Suisse have been provided to the Company on substantially the same terms as those prevailing at the time for comparable transactions with other persons.
     The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is being filed herewith:

2.1	Asset Purchase Agreement, dated February 21, 2006, among NewPage Corporation, Chillicothe Paper Inc. and the Company (incorporated by reference to exhibit 2.1 of the Company’s Current Report on Form 8-K filed on February 27, 2006).

10.1	Credit Agreement, dated as of April 3, 2006, by and among the Company, certain of the Company’s subsidiaries as borrowers, certain of the Company’s subsidiaries as guarantors, the banks party thereto, PNC Bank, National Association, as agent for the banks under the Credit Agreement, PNC Capital Markets LLC and Credit Suisse Securities (USA) LLC, as joint arrangers and bookrunners, and Credit Suisse Securities (USA) LLC, as syndication agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 7, 2006	By:	P. H. GLATFELTER COMPANY

/s/ John P. Jacunski
	Name:	John P. Jacunski
	Title:	Vice President and Corporate Controller

EXHIBIT LIST

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated February 21, 2006, among NewPage Corporation, Chillicothe Paper Inc. and P. H. Glatfelter Company (incorporated by reference to exhibit 2.1 of P. H. Glatfelter Company’s Current Report on Form 8-K filed on February 27, 2006).

10.1	Credit Agreement, dated as of April 3, 2006, by and among P. H. Glatfelter Company, certain of P. H. Glatfelter Company’s subsidiaries as borrowers, certain of P. H. Glatfelter Company’s subsidiaries as guarantors, the banks party thereto, PNC Bank, National Association, as agent for the banks under the Credit Agreement, PNC Capital Markets LLC and Credit Suisse Securities (USA) LLC, as joint arrangers and bookrunners, and Credit Suisse Securities (USA) LLC, as syndication agent.